Exhibit 4.4

PIONEER SUPER HOLDINGS, INC.

2012 EQUITY INCENTIVE PLAN

Article 1. Establishment & Purpose

1.1    Establishment. Pioneer Super Holdings, Inc. (the “Company”), hereby establishes the 2012 Equity Incentive Plan (the “Plan”) as set forth herein.

1.2    Purpose of the Plan. The purpose of the Plan is to attract, retain and motivate the officers, directors, employees and consultants of the Company and its Subsidiaries and Affiliates, and to promote the success of the Company’s business by providing them with appropriate incentives and rewards either through a proprietary interest in the long-term success of the Company and/or compensation based on fulfilling certain performance goals. The Plan is a “compensatory benefit plan” within the meaning of Rule 701 under the Securities Act of 1933 (the “Securities Act”), as amended, and all Awards granted under the Plan are intended to qualify for an exemption from the registration requirements (i) under the Securities Act, pursuant to Rule 701 of the Securities Act and (ii) under applicable state securities laws.

Article 2. Definitions

Whenever capitalized in the Plan, the following terms shall have the meanings set forth below (unless otherwise specified).

2.1    “Affiliate” means, with respect to any specified Person, any other Person which, directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person (for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise); provided, however, that, for purposes of the Plan, the Company and its Subsidiaries shall not be an Affiliate of any Stockholder or of any Stockholder’s Affiliates; and provided, further, that the natural persons designated by Advent International Corp. as “operating partners” shall not be Affiliates of any Advent Stockholder. Unless otherwise specifically indicated, when used herein the term Affiliate shall refer to an Affiliate of the Company.

2.2    “Award” means any Option, Stock Appreciation Right, Restricted Stock, Dividend Equivalent or Other Stock-Based Award that is granted under the Plan.

2.3    “Award Agreement” means either (a) a written agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under the Plan, or (b) a written statement signed by an authorized officer of the Company to a Participant describing the terms and provisions of the actual grant of such Award.

2.4    “Board” means the Board of Directors of the Company.

2.5    “Cause” means “Cause” as defined in such Participant’s employment agreement with the Company or its Subsidiaries or, if such Participant does not have an employment agreement with the Company, its Affiliates or its Subsidiaries, “Cause” means: (a) a breach of such Participant’s covenants under such Participant’s Award Agreement or any other agreements between the Participant and the Company or its Subsidiaries and, if susceptible to cure, such breach shall not have been cured within ten (10) days after written notice to the Participant; provided, that, without limitation, a breach of any of the

Participant’s confidentiality, non-competition, non-solicitation or non-disparagement covenants contained in any agreement with the Company or its Subsidiaries shall not be subject to cure; (2) the commission by such Participant of, or the plea of nolo contendere by such Participant with respect to, a felony, a crime involving moral turpitude, or any act or omission involving dishonesty or fraud with respect to the Company or its Subsidiaries or any act or omission causing material harm to the standing or reputation of the Company or any of its members or Subsidiaries; (3) any act or omission by the Participant that causes the Company or any of its Subsidiaries to violate a local, state, federal, tribal or any other applicable statute, regulation or law; (4) the Participant’s negligence or willful misconduct in the conduct or management of the Company or its Subsidiaries; (5) the Participant’s misappropriation of the Company’s or any of its Subsidiary’s assets or business opportunities; (6) the Participant’s failure to comply with the reasonable and lawful directives of the Board; (7) the Participant’s misrepresentation to the Board of, or willful failure to disclose to the Board, information material to the Company, its business or its operations; or (7) the use of illegal drugs, or the abuse of legal drugs or alcohol in any manner which adversely affects such Participant’s ability to perform such Participant’s duties to the Company or any of its Subsidiaries.

2.6    “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

2.7    “Committee” means the Board, or any committee designated by the Board to administer the Plan in accordance with Article 3 of the Plan.

2.8    “Company Sale” means (a) any transaction or series of related transactions in which any Person or group of Persons other than the Advent Stockholders (as defined in the Stockholders’ Agreement) or their Affiliates shall (i) directly or indirectly, acquire, whether by purchase, exchange, tender offer, merger, consolidation, recapitalization or otherwise, or (ii) otherwise be the owner of (as a result of a redemption of Shares or otherwise), Shares or other equity in a successor entity (by merger, consolidation or otherwise) such that following such transaction or transactions, such Person or group of Persons and their respective Affiliates beneficially own fifty percent (50%) or more of the voting power at elections for the Board or any successor entity, or (b) the sale, transfer or other disposition of all or substantially all of the Company’s assets, in one or a series of related transactions; provided, however, that in no event shall a Company Sale be deemed to include (x) any transaction effected for the purpose of (i) changing, directly or indirectly, the domicile or form of organization or the organizational structure of the Company or any of its Subsidiaries or (ii) contributing assets or equity to entities controlled by the Company (or owned by the stockholders of the Company in substantially the same proportions as the stockholders own of the Company immediately prior to such contribution, or (y) an initial Public Offering (as defined in the Stockholders’ Agreement) or other primary issuance of Shares; provided, further, that, to the extent necessary to comply with Section 409A with respect to the payment of deferred compensation, “Company Sale” shall be limited to a “change in control event” as defined under Section 409A.

2.9    “Consultant” means any person (other than an Employee or a Director) who is engaged by the Company, a Subsidiary or an Affiliate to render consulting or advisory services to the Company or such Subsidiary or Affiliate.

2.10    “Director” means a member of the Board who is not an Employee.

2.11    “Dividend Equivalent” means any right to a dividend equivalent granted from time to time under Article 9 of the Plan.

2.12    “Effective Date” means the date set forth in Section 15.15 of the Plan.

2.13    “Employee” means an officer or other employee of the Company or any Subsidiary or Affiliate, including a member of the Board who is such an employee or any individual who has accepted a written offer of employment with the Company or any Subsidiary or Affiliate.

2.14    “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

2.15    “Fair Market Value” means the per Share value determined as follows:

(a)	if the Shares are neither (i) immediately and freely tradable on a stock exchange or in an over-the-counter market nor (ii) otherwise liquid and can be readily be sold to the general public for cash, the fair value per share of the applicable Shares as of the applicable date on the basis of a sale of such Shares in an arm’s length private sale between a willing buyer and a willing seller, neither acting under compulsion. In determining such Fair Market Value, no discount shall be taken for constituting a minority interest or for the illiquidity of such Shares and no upward adjustment or discount shall be taken relating to the fact that the Shares in question are subject to the restrictions and entitled to the rights provided hereunder. Such Fair Market Value shall be determined in good faith by the Board and, to the extent applicable, in compliance with Section 409A of the Code; and

(b)	if the Shares are (i) immediately and freely tradable on a stock exchange or in an over-the-counter market or (ii) otherwise liquid and can readily be sold to the general public for cash, the average of the daily average of the high and low sales price of such Shares for the ten (10) trading days preceding the applicable date, unless the Board determines that due to lack of trading, market disruption, trading halt or other unusual circumstance that this methodology is not appropriate, in which case, as may be determined in good faith by the Board and, to the extent applicable, in compliance with Section 409A of the Code.

2.16    “Incentive Stock Option” means an Option intended to meet the requirements of an incentive stock option as defined in Section 422 of the Code and designated as an Incentive Stock Option in accordance with Article 6 of the Plan.

2.17    “Nonqualified Stock Option” means an Option that is not an Incentive Stock Option.

2.18    “Option” means any stock option granted from time to time under Article 6 of the Plan.

2.19    “Option Price” means the purchase price per Share subject to an Option, as determined pursuant to Section 6.2 of the Plan.

2.20    “Other Stock-Based Award” means any right granted under Article 10 of the Plan.

2.21    “Participant” means any eligible person as set forth in Section 4.1 of the Plan to whom an Award is granted.

2.22    “Person” means any individual, partnership, corporation, association, limited liability company, trust, joint venture, unincorporated organization or entity, or any government, governmental department or agency or political subdivision thereof.

2.23    “Restricted Stock” means any Award granted under Article 8 of the Plan.

2.24    “Restriction Period” means the period during which Restricted Stock awarded under Article 8 of the Plan is subject to forfeiture.

2.25    “Section 409A” means Section 409A of the Code together with all regulations, guidance, compliance programs, and other interpretative authority thereunder.

2.26    “Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

2.27    “Service” means service as an Employee, Director or Consultant.

2.28    “Share” means a share of common stock of the Company, par value $0.01 per share, or such other class or kind of shares or other securities resulting from the application of Article 12 of the Plan.

2.29    “Stock Appreciation Right” means any right granted under Article 7 of the Plan.

2.30    “Stockholders’ Agreement” means that certain Stockholders’ Agreement dated December 20, 2012, among the Company and its stockholders, as may be amended from time to time.

2.31    “Subsidiary” with respect to any entity (the “parent”), means, any corporation, limited liability company, company, firm, association or trust of which such parent, at the time in respect of which such term is used, (i) owns directly or indirectly more than fifty percent (50%) of the equity, membership interest or beneficial interest, on a consolidated basis, or (ii) owns directly or controls with power to vote, directly or indirectly through one or more Subsidiaries, shares of the equity, membership interest or beneficial interest having the power to elect more than fifty percent (50%) of the directors, trustees, managers or other officials having powers analogous to that of directors of a corporation. Unless otherwise specifically indicated, when used herein the term Subsidiary shall refer to a direct or indirect Subsidiary of the Company.

2.32    “Ten Percent Stockholder” means a person who on any given date owns, either directly or indirectly (taking into account the attribution rules contained in Section 424(d) of the Code), stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or a Subsidiary or Affiliate.

Article 3. Administration

3.1    Authority of the Committee. The Plan shall be administered by the Committee, which shall have full power to interpret and administer the Plan and Award Agreements and full authority to select the Directors, Employees and Consultants to whom Awards will be granted and determine the type and amount of Awards to be granted to each such Director, Employee or Consultant, the terms and conditions of Awards granted under the Plan and the terms of Award Agreements. Without limiting the generality of the foregoing, the Committee may, in its sole discretion, interpret, clarify, construe or resolve any ambiguity in any provision of the Plan or any Award Agreement, accelerate or waive vesting of Awards and exercisability of Awards, extend the term or period of exercisability of any Awards (subject to the requirements of Section 409A), modify the purchase price under any Award, or waive any terms or conditions applicable to any Award, subject to the limitations set forth in Section 13.2 of the Plan. Awards may, in the sole discretion of the Committee, be made under the Plan in assumption of, or in substitution for, outstanding awards previously granted by the Company or its Affiliates or a company acquired by the Company or with which the Company combines. The Committee shall have full and exclusive discretionary power to adopt rules, forms, instruments and guidelines for administering the Plan as the Committee deems necessary or proper. All actions taken and all interpretations and determinations made by the Committee or by the Board (or any other committee or sub-committee thereof), as applicable, shall be final and binding upon the Participants, the Company and all other interested parties.

3.2    Delegation. The Committee may delegate to one or more of its members, one or more officers of the Company or any Subsidiary, and one or more agents or advisors such administrative duties or powers as it may deem advisable.

Article 4. Eligibility and Participation

4.1    Eligibility. Participants will consist of such Employees, Directors and Consultants as the Committee in its sole discretion determines and whom the Committee may designate from time to time to receive Awards under the Plan. Designation of a Participant in any year shall not require the Committee to designate such person to receive an Award in any other year or, once designated, to receive the same type or amount of Award as granted to the Participant in any other year.

4.2    Type of Awards. Awards under the Plan may be granted in any one or a combination of: (a) Options; (b) Stock Appreciation Rights; (c) Restricted Stock; (d) Dividend Equivalents and (e) Other Stock-Based Awards. Awards granted under the Plan shall be evidenced by Award Agreements (which need not be identical) that provide additional terms and conditions associated with such Awards, as determined by the Committee in its sole discretion; provided, that in the event of any conflict between the provisions of the Plan and any such Award Agreement, the provisions of the Plan shall prevail.

Article 5. Shares Subject to the Plan and Maximum Awards

5.1	Number of Shares Available for Awards.

(a)	Shares. Subject to adjustment as provided in this Article 5 and Article 12 of the Plan, the maximum number of Shares available for issuance to Participants pursuant to Awards under the Plan shall be 808,707 Shares. The number of Shares available for granting Incentive Stock Options under the Plan shall not exceed 808,707 Shares, subject to adjustments provided in Article 12 hereof and subject to the provisions of Sections 422 or 424 of the Code or any successor provisions. The Shares available for issuance under the Plan may consist, in whole or in part, of authorized and unissued Shares or treasury Shares. Any Shares tendered to or withheld by the Company as part or full payment for the purchase price, Option Price or grant price of an Award or to satisfy all or part of the Company’s tax withholding obligation with respect to an Award shall not be available for the issuance of additional Awards.

(b)	Additional Shares. In the event that any outstanding Award expires, is forfeited, cancelled or otherwise terminated without consideration (i.e., Shares or cash) therefor, the Shares subject to such Award, to the extent of any such forfeiture, cancellation, expiration, or termination, shall again be available for Awards under the Plan. If the Committee authorizes the assumption under the Plan, in connection with any merger, consolidation, acquisition of property or stock, or reorganization, of awards granted under another plan, such assumption shall not reduce the maximum number of Shares available for issuance under the Plan.

Article 6. Stock Options

6.1    Grant of Options. The Committee is hereby authorized to grant Options to Participants. Each Option shall permit a Participant to purchase from the Company a stated number of Shares at an Option Price established by the Committee, subject to the terms and conditions described in this Article 6 and to such additional terms and conditions, as established by the Committee, in its sole discretion, that are consistent with the provisions of the Plan. Options shall be designated as either Incentive Stock Options or shall be Nonqualified Stock Options; provided, that Options granted to Directors and Consultants shall be Nonqualified Stock Options. An Option granted as an Incentive Stock Option shall, to the extent it fails to qualify as an Incentive Stock Option, be treated as a Nonqualified Stock Option. Neither the Committee, the Company, any of its Subsidiaries or Affiliates, nor any of their employees or representatives shall be liable to any Participant or to any other Person if it is determined that an Option intended to be an Incentive Stock Option does not qualify as an Incentive Stock Option. Options shall be evidenced by Award Agreements which shall state the number of Shares covered by such Option. Such agreements shall conform to the requirements of the Plan, and may contain such other provisions, as the Committee shall deem advisable.

6.2    Option Price. The Option Price shall be determined by the Committee at the time of grant, but shall not be less than one-hundred percent (100%) of the Fair Market Value of a Share on the date of grant. In the case of any Incentive Stock Option granted to a Ten Percent Stockholder, the Option Price shall not be less than one-hundred-ten percent (110%) of the Fair Market Value of a Share on the date of grant.

6.3    Option Term. The term of each Option shall be determined by the Committee at the time of grant and shall be stated in the Award Agreement, but in no event shall such term be greater than ten (10) years (or, in the case on an Incentive Stock Option granted to a Ten Percent Stockholder, five (5) years).

6.4    Time of Exercise. Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve as set forth in each Award Agreement, which terms and restrictions need not be the same for each grant or for each Participant.

6.5    Method of Exercise. Except as otherwise provided in an Award Agreement, an Option may be exercised for all, or from time to time any part, of the Shares for which it is then exercisable. For purposes of this Article 6, the exercise date of an Option shall be the later of the date a notice of exercise is received by the Company and, if applicable, the date full payment is received by the Company pursuant to clauses (a), (b), (c), (d), or (e) of the following sentence (plus payment of the applicable tax withholding pursuant to Section 15.3 of the Plan). The aggregate Option Price for the Shares as to which an Option is exercised shall be paid to the Company in full at the time of exercise at the election of the Participant: (a) in cash or its equivalent (e.g., by cashier’s check); (b) to the extent permitted by the Committee in its sole discretion, in Shares (whether or not previously owned by the Participant) having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee; (c) partly in cash and, to the extent permitted by the Committee, partly in such Shares (as described in (b) above); (d) to the extent permitted by the Committee, by reducing the number of Shares otherwise deliverable upon the exercise of the Option by the number of Shares having a Fair Market Value equal to the Option Price; or (e) if there is a public market for the Shares at such time, subject to such requirements as may be imposed by the Committee, through the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and to deliver promptly to the Company an amount out of the proceeds of such sale equal to the aggregate Option Price for the Shares being purchased. The Committee may prescribe any other method of payment that it determines to be consistent with applicable law and the purpose of the Plan.

6.6    Limitations on Incentive Stock Options. Incentive Stock Options may be granted only to employees of the Company or of a “parent corporation” or “subsidiary corporation” (as such terms are defined in Section 424 of the Code) at the date of grant. The aggregate Fair Market Value (generally determined as of the time the Option is granted) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year (under all plans of the Company and of any parent corporation or subsidiary corporation) shall not exceed one hundred thousand dollars ($100,000). For purposes of the preceding sentence, Incentive Stock Options will be taken into account generally in the order in which they are granted. No Incentive Stock Option may be exercised later than ten (10) years after the date it is granted. Each provision of the Plan and each Award Agreement relating to an Incentive Stock Option shall be construed so that each Incentive Stock Option shall be an incentive stock option as defined in Section 422 of the Code, and any provisions of the Award Agreement thereof that cannot be so construed shall be disregarded.

Article 7. Stock Appreciation Rights

7.1    Grant of Stock Appreciation Rights. The Committee is hereby authorized to grant Stock Appreciation Rights to Participants, including a grant of Stock Appreciation Rights in tandem with any Option at the same time such Option is granted (a “Tandem SAR”). Stock Appreciation Rights shall be evidenced by Award Agreements that shall conform to the requirements of the Plan and may contain such other provisions, as the Committee shall deem advisable. Subject to the terms of the Plan and any applicable Award Agreement, a Stock Appreciation Right granted under the Plan shall confer on the holder thereof a right to receive, upon exercise thereof, the excess of: (a) the Fair Market Value of a specified number of Shares on the date of exercise over (b) the grant price of the right as specified by the Committee on the date of the grant. Such payment may be in the form of cash, Shares, other property or any combination thereof, as the Committee shall determine in its sole discretion.

7.2    Terms of Stock Appreciation Right. Each Stock Appreciation Right grant shall be evidenced by an Award Agreement which shall state the grant price (which shall not be less than one-hundred percent (100%) of the Fair Market Value of a Share on the date of grant), term, methods of exercise, methods of settlement, and such other provisions as the Committee shall determine. No Stock Appreciation Right shall have a term of more than ten (10) years from the date of grant.

7.3    Tandem Stock Appreciation Rights and Options. A Tandem SAR shall be exercisable only to the extent that the related Option is exercisable and shall expire no later than the expiration of the related Option. Upon the exercise of all or a portion of a Tandem SAR, a Participant shall be required to forfeit the right to purchase an equivalent portion of the related Option (and, when a Share is purchased under the related Option, the Participant shall be required to forfeit an equivalent portion of the Stock Appreciation Right).

Article 8. Restricted Stock

8.1    Grant of Restricted Stock. The Committee is hereby authorized to grant Restricted Stock to Participants. An Award of Restricted Stock is a grant by the Committee of a specified number of Shares to the Participant, which Shares may be subject to forfeiture upon the occurrence of specified events. Participants shall be awarded Restricted Stock in exchange for consideration not less than the minimum consideration required by applicable law. Restricted Stock shall be evidenced by an Award Agreement, which shall conform to the requirements of the Plan and may contain such other provisions, as the Committee shall deem advisable.

8.2    Terms of Restricted Stock Awards. Each Award Agreement evidencing a Restricted Stock grant shall specify the Restriction Period(s), the number of Shares of Restricted Stock subject to the Award, the purchase price, if any, of the Restricted Stock, the performance, employment, or other conditions (including the termination of a Participant’s Service whether due to death, disability or other reason) under which the Restricted Stock may become vested or may be forfeited to the Company and such other provisions as the Committee shall determine. Any Restricted Stock granted under the Plan shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of a stock certificate or certificates (in which case, the certificate(s) representing such Shares shall be legended as to sale, transfer, assignment, pledge or other encumbrances during the Restriction Period and deposited by the Participant, together with a stock power endorsed in blank, with the Company, to be held in escrow during the Restriction Period). At the end of the Restriction Period, the restrictions imposed hereunder and under the Award Agreement shall lapse with respect to the number of Shares of Restricted Stock as determined by the Committee, and the legend shall be removed and such number of Shares delivered to the Participant (or, where appropriate, the Participant’s legal representative).

8.3    Voting and Dividend Rights. Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, Participants holding Restricted Stock granted hereunder shall not have the right to exercise voting rights with respect to the Restricted Stock during the Restriction Period and shall have the right to receive dividends on the Restricted Stock during the Restriction Period.

8.4    Performance Goals. The Committee may condition the grant of Restricted Stock or the expiration of the Restriction Period upon the Participant’s achievement of one or more performance goal(s) specified in the Award Agreement. If the Participant fails to achieve the specified performance goal(s), the Committee shall not grant the Restricted Stock to such Participant or the Participant shall forfeit the Award of Restricted Stock to the Company, as applicable, unless otherwise provided in the Participant’s Award Agreement.

8.5    Section 83(b) Election. If a Participant makes an election pursuant to Section 83(b) of the Code concerning Restricted Stock, the Participant shall be required to promptly file a copy of such election with the Company.

Article 9. Dividend Equivalents

The Committee may grant Dividend Equivalents to Participants based on the dividends declared on Shares that are subject to any Award. The grant of Dividend Equivalents shall be treated as a separate Award. Dividend Equivalents shall be credited to a notional account maintained by the Company, as of dividend payment dates during the period between the date the Award is granted and the date the Award is exercised, vested, expired, credited or paid, as applicable. Such Dividend Equivalents shall be converted to cash or Shares by such formula and at such time and subject to such limitations as may be determined by the Committee. Dividend Equivalents granted with respect to any Option or Stock Appreciation Right shall be payable regardless of whether such Option or Stock Appreciation Right is subsequently exercised.

Article 10. Other Stock-Based Awards

The Committee, in its sole discretion, may grant Awards of Shares and Awards that are valued, in whole or in part, by reference to, or are otherwise based on the Fair Market Value of, Shares (the “Other Stock-Based Awards”), including without limitation, restricted stock units and other phantom awards. Such Other Stock-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive one or more Shares (or the equivalent cash value of such Shares) upon the completion of a specified period of Service, the occurrence of an event, and/or the attainment of performance objectives. Other Stock-Based Awards may be granted alone or in addition to any other Awards granted under the Plan. Subject to the provisions of the Plan, the Committee shall determine to whom and when Other Stock-Based Awards will be made, the number of Shares to be awarded under (or otherwise related to) such Other Stock-Based Awards, whether such Other Stock-Based Awards shall be settled in cash, Shares or a combination of cash and Shares, and all other terms and conditions of such Awards (including, without limitation, the vesting provisions thereof and provisions ensuring that all Shares so awarded and issued shall be fully paid and non-assessable).

Article 11. Compliance with Section 409A

11.1    General. The Company intends that the Plan and all Awards be construed to avoid the imposition of additional taxes, interest, and penalties pursuant to Section 409A.

11.2    Payments to Specified Employees. Notwithstanding any contrary provision in the Plan or any Award Agreement, any payment(s) of “nonqualified deferred compensation” (within the meaning of Section 409A) that are otherwise required to be made under the Plan or any Award Agreement to a “specified employee” (as defined under Section 409A) as a result of his or her “separation from service” (as defined below) (other than a payment that is not subject to Section 409A) shall be delayed for the first six (6) months following such “separation from service” and shall instead be paid (in a manner set forth in the Award Agreement) on the date that immediately follows the end of such six (6)-month period (or, if earlier, within ten (10) business days following the date of death of the specified employee) or as soon as administratively practicable thereafter.

11.3    Separation from Service. A termination of Service shall not be deemed to have occurred for purposes of any provision of the Plan or any Award Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A upon or following a termination of Service, unless such termination is also a “separation from service” within the meaning of Section 409A and the payment thereof prior to a “separation from service” would violate Section 409A. For purposes of any such provision of the Plan or any Award Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment,” “termination of Service,” or like terms shall mean “separation from service.”

Article 12. Adjustments

12.1    Adjustments in Capitalization. In the event of any corporate event or transaction involving the Company, a Subsidiary and/or an Affiliate (including, but not limited to, a change in the Shares of the Company or the capitalization of the Company) such as a merger, consolidation, reorganization, recapitalization, separation, stock dividend, stock split, reverse stock split, split up, spin-off, combination of Shares, exchange of Shares, dividend in kind, extraordinary cash dividend, amalgamation, or other like change in capital structure (other than normal cash dividends to stockholders of the Company), or any similar corporate event or transaction, the Committee, to prevent dilution or enlargement of Participants’ rights under the Plan, shall substitute or adjust, subject to compliance with Section 409A and in its sole discretion, (a) the number and kind of Shares or other securities that may be issued under the Plan or under particular forms of Awards, (b) the number and kind of Shares or other securities subject to outstanding Awards, (c) the Option Price, grant price or purchase price applicable to outstanding Awards, (d) the grant of a Dividend Equivalent, and/or (e) other value determinations applicable to the Plan or outstanding Awards.

12.2    Company Sale. Upon the occurrence of a Company Sale after the Effective Date, unless otherwise specifically prohibited under applicable laws or by the applicable rules and regulations of any governmental agencies or national securities exchanges, or unless the Committee shall determine otherwise in the Award Agreement, the Committee is authorized (but not obligated) to make adjustments in the terms and conditions of outstanding Awards as follows (or any combination thereof): (a) continuation or assumption of such outstanding Awards under the Plan by the Company (if it is the surviving company or corporation) or by the surviving company or corporation or its parent company or corporation; (b) substitution by the surviving company or corporation or its parent company or corporation of awards with substantially the same terms for such outstanding Awards; (c) accelerated exercisability, vesting and/or lapse of restrictions under some or all then outstanding Awards immediately prior to the occurrence of such event; (d) cancellation of all or any portion of outstanding Awards for fair value as determined in the sole discretion of the Committee; provided, that, in the case of Options and Stock Appreciation Rights, the fair value shall equal the excess, if any, of the value of the consideration to be paid in the Company Sale to holders of the same number of Shares subject to such Awards (or, if no such consideration is paid, Fair Market Value of the Shares subject to such outstanding Awards or portion thereof being canceled) over the aggregate Option Price or grant price, as applicable, with respect to such Awards or portion thereof being canceled, or if no such excess, zero; and (e) cancellation of all or any portion of outstanding unvested and/or unexercisable Awards for no consideration.

Article 13. Forfeiture of Awards Upon Termination of Service

13.1    Termination of Service for Cause. Unless otherwise provided in an Award Agreement, in the event (a) a Participant’s Service is terminated for Cause or (b) the Committee determines that a Participant’s acts or omissions constitute Cause, all outstanding Awards held by the Participant shall terminate and be forfeited without consideration, effective as of the date the Participant’s Service is terminated for Cause or the date the act or omission constituting Cause is determined to have occurred, as applicable.

13.2    Termination of Service Due to Death or Disability. Unless otherwise provided in an Award Agreement, in the event a Participant’s Service is terminated due to death or Disability (and no acts or omissions constituting Cause are determined by the Committee to have occurred): (a) all unvested Awards held by the Participant shall terminate and be forfeited without consideration, effective as of the date the Participant’s Service is terminated and (b) all vested Options and Stock Appreciation Rights shall terminate on the earlier of (i) one (1) year following the termination of Service and (ii) the expiration of the term of such Options and Stock Appreciation Rights.

13.3    Termination of Service for Reason Other than Cause, Death or Disability. Unless otherwise provided in an Award Agreement, in the event a Participant’s Service is terminated for any reason other pursuant to Section 13.1 and Section 13.2 above (and no acts or omissions constituting Cause are determined by the Committee to have occurred): (a) all unvested Awards held by the Participant shall terminate and be forfeited without consideration, effective as of the date the Participant’s Service is terminated and (b) all vested Options and Stock Appreciation Rights shall terminate on the earlier of (i) ninety (90) days following the termination of Service and (ii) the expiration of the term of such Options and Stock Appreciation Rights.

Article 14. Duration, Amendment, Modification, Suspension, and Termination

14.1    Duration of Plan. Unless sooner terminated as provided in Section 14.2, the Plan shall terminate on the tenth (10th) anniversary of the Effective Date. Upon a termination of the Plan Awards shall remain outstanding in accordance with the terms set forth in each applicable Award Agreement.

14.2    Amendment, Modification, Suspension and Termination of Plan. Subject to the terms of the Plan, the Committee may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof or any Award (or Award Agreement) hereunder at any time, in its sole discretion; provided, that, no action taken by the Committee shall adversely affect in any material respect the rights granted to any Participant under any outstanding Awards (other than pursuant to Article 11 or Article 12, or as the Committee deems necessary to comply with applicable law, including without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act) without the Participant’s written consent.

Article 15. General Provisions

15.1    No Right to Service or Award. The granting of an Award under the Plan shall impose no obligation on the Company, any Subsidiary or any Affiliate to continue the Service of a Participant and shall not lessen or affect any right that the Company, any Subsidiary or any Affiliate may have to terminate the Service of such Participant. No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

15.2    Settlement of Awards; Fractional Shares. Each Award Agreement shall establish the form in which the Award shall be settled. The Committee shall determine in its sole discretion whether cash, Awards, other securities or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be issued, rounded, forfeited, or otherwise eliminated.

15.3    Tax Withholding. The Company shall have the power and the right to deduct or withhold automatically from any amount deliverable under the Award or otherwise, or require a Participant to remit to the Company, the minimum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the Plan. With respect to required withholding, Participants may elect (subject to the Company’s automatic withholding right set out above), subject to the approval of the Committee in its sole discretion, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction.

15.4    No Guarantees Regarding Tax Treatment. Participants (or their beneficiaries) shall be responsible for all taxes with respect to any Awards under the Plan. Notwithstanding anything contained herein to the contrary, the Committee and the Company make no guarantees to any Person regarding the tax treatment of Awards or payments made under the Plan. Neither the Committee nor the Company has any obligation to take any action to prevent the assessment of any tax on any Person with respect to any Award under Section 409A, or Section 280G or Section 457A of the Code or otherwise and none of the Company, any of its Subsidiaries or Affiliates, or any of their employees, representatives, stockholders or members shall have any liability to a Participant with respect thereto.

15.5    Non-Transferability of Awards. Unless otherwise determined by the Committee in its sole discretion or set forth in an Award Agreement, an Award shall not be transferable or assignable by the Participant except in the event of his death (subject to the applicable laws of descent and distribution) and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate. No transfer shall be permitted for value or consideration. An award exercisable after the death of a Participant may be exercised by the heirs, legatees, personal representatives or distributees of the Participant. Any permitted transfer of the Awards to heirs, legatees, personal representatives or distributees of the Participant shall not be effective to bind the Company unless the Committee shall have been furnished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions hereof.

15.6    Conditions and Restrictions on Shares. The Committee may impose such other conditions or restrictions on any Shares received in connection with an Award as it may deem advisable or desirable. These restrictions may include, but shall not be limited to, requirements that the Participant: (a) become a signatory to the Company’s then-existing stockholders’ agreement; (b) hold the Shares received for a specified period of time; or (c) represent and warrant in writing that the Participant is acquiring the Shares for investment and without any present intention to sell or distribute such Shares. The certificates for Shares may include any legend which the Committee deems appropriate to reflect any conditions and restrictions applicable to such Shares.

15.7    Shares Not Registered. Shares and Awards shall not be issued under the Plan unless the issuance and delivery of such Shares and any Awards comply with (or are exempt from) all applicable requirements of law, including, without limitation, the Securities Act, state securities laws and regulations, and the regulations of any stock exchange or other securities market on which the Company’s securities may then be traded. The Company shall not be obligated to file any registration statement under any applicable securities laws to permit the purchase or issuance of any Shares or any Awards under the Plan, and accordingly any certificates for Shares or documents granting Awards may have an appropriate legend or statement of applicable restrictions endorsed thereon. If the Company deems it necessary to ensure that the issuance of securities under the Plan is not required to be registered under any applicable securities laws, each Participant to whom such security would be purchased or issued shall deliver to the Company an agreement or certificate containing such representations, warranties and covenants as the Company reasonably requires.

15.8    Awards to Non-U.S. Employees or Directors. To comply with the laws in countries other than the United States in which the Company or any Subsidiary or Affiliate operates or has Employees, Directors or Consultants, the Committee, in its sole discretion, shall have the power and authority to: (a) determine which Subsidiaries or Affiliates shall be covered by the Plan; (b) determine which Employees, Directors or Consultants outside the United States are eligible to participate in the Plan; (c) modify the terms and conditions of any Award granted to Employees, Directors or Consultants outside the United States to comply with applicable foreign laws; (d) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals; and (e) establish sub-plans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable.

15.9    Rights as a Stockholder. Except as otherwise provided herein or in the applicable Award Agreement, a Participant shall have none of the rights of a stockholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.

15.10    Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person, or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

15.11    Unfunded Plan. Participants shall have no right, title, or interest whatsoever in or to any investments that the Company or any of its Subsidiaries or Affiliates may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any of its Subsidiaries under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company or a Subsidiary, as applicable. All payments to be made hereunder shall be paid from the general funds of the Company or a Subsidiary, as applicable, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts. The Plan is not subject to the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time.

15.12    No Constraint on Corporate Action. Nothing in the Plan shall be construed to: (a) limit, impair, or otherwise affect the Company’s or any of its Subsidiaries right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or (b) limit the right or power of the Company or any of its Subsidiaries to take any action which such entity deems to be necessary or appropriate.

15.13    Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

15.14    Governing Law. Except as otherwise provided in any Award Agreement, the Plan and each Award Agreement and all claims or causes of action or other matters (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to the Plan or any Award Agreement or the negotiation, execution or performance of the Plan or any Award Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, excluding any conflict or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.

15.15    Effective Date. The Plan shall be effective as of the date of adoption by the Board, which date is set forth below (the “Effective Date”).

15.16     Stockholder Approval. The Plan will be submitted for approval by the stockholders of the Company within twelve (12) months of the Effective Date. Any Incentive Stock Options granted under the Plan prior to such approval of stockholders shall be effective as of the date of grant, but no such Award may be exercised or settled and no restrictions relating to any Award may lapse prior to such stockholder approval, and if stockholders fail to approve the Plan as specified hereunder, the Plan and any Award shall be terminated and cancelled without consideration.

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The Plan was duly adopted and approved by the Board by written resolution on the 21st day of December, 2012.